Exhibit 99-B.8.109

RULE 22C-2 AGREEMENT

This AGREEMENT, dated April 16, 2007, is effective as of the 16th day of October, 2007, between
RiverSource Service Corporation (the “Fund”) as transfer agent for each of the RiverSource Funds (the
“RiverSource Funds”) and ING Life Insurance and Annuity Company, ING National Trust, ING USA
Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance
Company of New York, Security Life of Denver Insurance Company and Systematized Benefits
Administrators Inc. (individually an “Intermediary” and collectively the “Intermediaries”).

WHEREAS, the Funds are available through the variable annuity, variable life insurance and variable retirement products which the Intermediaries offer (individually, a “Variable Product” and collectively the “Variable Products”), and

WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the
Investment Company Act of 1940, as amended (“Rule 22c-2”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund and the Intermediaries hereby agree as follows:

A.	Agreement to Provide Shareholder Information.

	1.	Each Intermediary agrees to provide the Fund, upon request, the following shareholder information involving the Funds:

		a.	The taxpayer identification number (“TIN”) or any other government issued identifier, if known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred or exchanged shares of a Fund through an account directly maintained by the Intermediaries during the period covered by the request;

		b.	The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges; and

		c.	Any other data mutually agreed upon in writing.

2. Unless otherwise specifically requested by the Fund or its designee, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions.

3. Requests to provide shareholder information shall set forth the specific period for which transaction information is sought. The Fund may request information daily or for each day during the period for which transaction information is sought. However, unless otherwise agreed to by the
Intermediaries, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request.

4. Each Intermediary agrees to provide the requested shareholder information promptly upon receipt of the request, but in no event later than 15 business days after receipt of such request, provided that such information resides in its books and records, via a method mutually agreed upon by the parties hereto, and the format for any shareholder information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. If shareholder information is not on the
Intermediary’s books and records, the Intermediary agrees to use reasonable efforts to obtain and transmit or have transmitted the requested information from the holder of the account.

B.	Agreement to Restrict Trading.

	1.	Each Intermediary agrees to execute written instructions from Fund to restrict or prohibit further purchase or exchanges involving Fund shares by a shareholder who has been identified by the
Fund as having engaged in transactions in shares of a Fund (through an account directly maintained by the Intermediary) that may violate the policies and procedures established by the Funds for the purposes of eliminating or reducing frequent trading of Fund shares or which may otherwise constitute excessive or abusive trading. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases.

	2.a	For those Shareholders whose information is on the Intermediaries’ books and records, the Intermediaries agree to execute or have executed the written instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 Business Days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable that such instructions have been executed but not later than 10 business days, after the instructions have been executed.

	2.b	For those Shareholders whose information is not on Intermediaries’ books and records the Intermediaries agree to execute or have executed the written instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 Business Days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to
the Fund as soon as reasonably practicable that such instructions have or have not been executed. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a Shareholder, upon the
Funds’ written request, the Intermediary will restrict or prohibit transactions in Fund Shares by the
Indirect Intermediary.

	3.	Instructions to restrict or prohibit further purchases or exchanges involving Fund shares must include:

		a.	The reason for requesting the restriction(s) and/or prohibition(s), supporting details regarding the transaction activity which resulted in the restriction(s) and/or prohibition(s) and the applicable sections of the Fund’s frequent trading policy and procedures;

		b.	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;

		c.	The TIN or any other government issued identifier, if known by Fund, that may help the Intermediaries determine the identity of affected shareholder(s); and

		d.	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected shareholder’s Variable Products, only the type of Variable
Product(s) through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect.
In absence of direction from the Fund in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary’s Variable
Product(s) through which the affected shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s)

The Fund agrees to reimburse the Intermediaries for reasonable costs they incur that are associated with complying with extraordinary requests (e.g., transaction information older than 366 days as specified under Section A) or non-routine purchase restrictions such as blocking new money through payroll/ACH deposits.

C. Limitation on Use of Information.

The Fund agrees neither to use the information received from the Intermediary for any purpose other than to comply SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees, agents, affiliates, Board of Directors, auditors or regulators who legitimately need access to it. Neither the Fund nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes.
The Fund will take such steps as are reasonably necessary to ensure compliance with this obligation.

If a party to this Agreement becomes aware of any actual or suspected unauthorized access to or unauthorized use or disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received pursuant to this Agreement and determines that there is a reasonable likelihood of harm resulting from such access, use or disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations. The party to this Agreement that causes the unauthorized access, use or disclosure of such information shall indemnify and hold the other party, (and any of its directors, officers, employees, or agents) harmless from any damages, loss, cost, or liability
(including reasonable legal fees) arising in connection with a third party claim or action brought against the other party resulting from such unauthorized use, access or disclosure of the information provided or received pursuant to this Agreement.
In the event that the Fund is required by legal process, law, or regulation to disclose any information received from the Intermediaries pursuant to this Agreement to individuals not otherwise authorized in this Agreement to receive the information, the Fund shall provide Intermediaries with prompt written notice of such requirement as far in advance of the proposed disclosure as administratively feasible so that the Intermediaries (at their expense) may either seek a protective order or other appropriate remedy which is necessary to protect their interests or waive compliance with this provision to the extent necessary.

D. Prior Agreements.

The parties acknowledge that prior to the effective date of this Agreement, efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Fund and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of Funds through the Variable Products. The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control. This Agreement will terminate upon termination of the fund participation selling and service agreements.

E.	Notices.

	1.	Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed:

		a.	If to Intermediaries, to:

ING U.S. Financial Services
Attention: Jacqueline Salamon
Address: 151 Farmington Avenue
Hartford, CT 06156-8975
			Phone:	860-723-2242
			Fax:	860-723-2214
			E-mail:	Jacqueline.Salamon@us.ing.com

		b.	If to the Fund Agent, to:

RiverSource Funds
Attention: Mutual Funds Operations and Compliance, 22c-2 Enforcement
Address: 1767 Ameriprise Financial Center
Minneapolis, MN 55474
			Phone:	(612) 678-0297
			Fax:	(612) 671-7801
			Email:	riversource22c2@ampf.com

		2.	The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

F.	Definitions. For purposes of this Agreement:

(1) The term “Fund” includes the fund’s principal underwriter and transfer agent. The term not does include any “expected funds” as defined in Rule 22c-2(b).

          (2) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by
Intermediary.

          (3) The term “Shareholder” means Holder of interests in a variable annuity, variable life insurance and variable retirement plan products (the “Variable Product”) or participant in an employee benefit plan with a beneficial interest in a Variable Product.

          (4) The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Variable Product to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable Product death benefit; (iv) allocation of assets to a Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period.

           (5) The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a Variable Product out of a Fund, but does but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fess under a Variable Product; (iii) within a
Variable Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable
Product; (iv) as a result of payment of a death benefit from a Variable Product.

(5) The term “written” includes electronic writing and facsimile transmissions.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company		Security Life of Denver Insurance Company

By: /s/ Jacqueline Salamon		By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative

ING National Trust		Systematized Benefits Administrators Inc.

By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative

ING USA Annuity and Life Insurance Company		RiverSource Service Corporation

By:	/s/ Jacqueline Salamon	By:	/s/ Geralynn Kephart-Strong
Name	Jacqueline Salamon	Name	Geralynn Kephart-Strong
and Title:	Authorized Representative	and Title:	President

ReliaStar Life Insurance Company

By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative

ReliaStar Life Insurance Company of New York

By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative